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                                                                     Exhibit 99

CheckFree Corporation
4411 East Jones Bridge Road  Media contacts:  Matt Lewis, CheckFree Corporation
Norcross, Georgia 30092                       (770) 734-3404
(770) 441-3387                                matt_lewis@atl.checkfree.com

           CHECKFREE CORPORATION TO SELL RECOVERY MANAGEMENT BUSINESS
                     TO LONDON BRIDGE SOFTWARE HOLDINGS PLC
        TRANSACTION VALUED AT $35 MILLION CONTINUES CHECKFREE'S FOCUS ON
                             TRANSACTION PROCESSING

ATLANTA (July 1, 1997) -- CheckFree Corporation (NASDAQ:CKFR), the nation's leading provider of financial electronic commerce transaction processing, today announced the divestiture of its Recovery Management Software business (RMS), to London Bridge Software Holdings plc, a London-based company specializing in software and consulting for credit risk management, for $35 million.

The deal is expected to close August 30, 1997. London Bridge will pay $33.45 million in cash at the closing and up to an additional $1.5 million depending on the achievement of certain license sales targets of the RMS product in the period ending June 30, 1998. All of the RMS operations, including the 30 associates who are currently part of the RMS business unit, will be offered positions with London Bridge Software's U.S. operations, based in Charlotte, NC. The transaction will be transparent to customers and the RMS management group will remain in Atlanta.

"This transaction reaffirms our focus on financial electronic commerce processing as our core strategy," said Pete Kight, Chairman and CEO of CheckFree. "The value we are receiving is a testament to the management of the RMS business unit and the strength of the application."

In addition to its electronic banking, bill payment, bill presentment, brokerage and business services transaction processing, CheckFree Corporation continues to sell and maintain software applications through its wholly owned subsidiary, CheckFree Software Solutions (CSS). CSS sells and maintains solutions for Loan Origination, Loan Servicing, Imaging, Safe Box Accounting, Item Processing, Compliance and Leasing.

About RMS

The Recovery Management System (RMS) is the premium software product that streamlines and automates the entire debt collection and recovery process from charge-off to final disposition.

RMS manages and directs the recovery process of bad debt accounts, emphasizing internal collections, legal, bankruptcy, collection agency placement, collateral tracking, accounting, administrative and management reporting. RMS is available on the IBM mainframe, AS/400 and UNIX based platforms. Remote processing services and consulting are also offered.


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About London Bridge Software Holdings plc

London Bridge Software Holdings plc specializes in the provision of software and the associated consulting for the management of credit risk and delinquency. The company is based in Central London in the UK, Charlotte, North Carolina in the USA, and Singapore. London Bridge Software Holdings plc is quoted on the London Stock Exchange. Since its formation London Bridge Software Holdings plc has become a leading supplier of modern arrears management systems to the UK retail banking communities with the utilities market representing further opportunities for growth.

About CheckFree

Founded in 1981, CheckFree Corporation (www.checkfree.com), is the leading provider of electronic commerce services, software and related products for more than 1.5 million consumers, 1,000 businesses and 850 financial institutions. CheckFree designs, develops and markets services that enable its customers to make electronic payments and collections, automate paper-based recurring financial transactions and conduct secure transactions on the Internet.

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